Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Incentive Award Plan and 2015 Employee Stock Purchase Plan of Teladoc Health, Inc. of our reports dated March 1, 2021, with respect to the consolidated financial statements of Teladoc Health, Inc. and the effectiveness of internal control over financial reporting of Teladoc Health Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 1, 2021